Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned individually acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of such person and that subsequent amendments to this statement on Schedule 13G may be filed on behalf of such person without the necessity of filing an additional joint filing agreement.

Dated: September 9, 2022	BTN Investments 2 LLC

	By:	/s/ Peter Thiel
	Name:	Peter Thiel
	Title:	Authorized Signatory

/s/ Peter Thiel
Peter Thiel